MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS
             RESULTS OF COMPLEX-WIDE SHAREHOLDER MEETING
                        October 31, 2006
                          (Unaudited)

 At a special meeting of shareholders of Phoenix Multi-
Series Trust (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

1.	To elect eleven Trustees to serve on the Board of
Trustees until the next meeting of shareholders at which Trustees are elected (Proposal 1).

2.	To ratify the appointment of PricewaterhouseCoopers
LLC as the independent registered public accounting firm for the Trusts (Proposal 7).


Number of Eligible Units Voted:

                               For  		Against
1.	Election of Trustees

E. Virgil Conway          841,206,978		15,315,679
Harry Dalzell-Payne       841,147,823		15,374,834
Daniel T. Geraci          841,018,487		15,504,170
Francis E. Jeffries       841,098,341		15,424,316
Leroy Keith, Jr.          841,173,741		15,348,916
Marilyn E. LaMarche       841,177,235		15,345,422
Philip R. McLoughlin      841,134,381		15,388,276
Geraldine M. McNamara     841,181,383		15,341,274
James M. Oates            841,046,686		15,475,971
Richard E. Segerson       841,184,578		15,338,079
Ferdinand L. J. Verdonck  841,176,594		15,346,063


2.	To ratify the appointment of PricewaterhouseCoopers LLC
as the independent registered public accounting firm

      For          Against            Abstain
  831,066,817     8,468,657          16,987,184